UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-13646	13-3250533

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3501 County Road 6 East, Elkhart, Indiana		46514

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(574) 535-1125

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

Item 7.01	Regulation FD Disclosure

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition” and Item 7.01, “Regulation FD Disclosure.” Such information, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

In August 2016, Drew Industries Incorporated announced that, beginning with the quarter ended June 30, 2016, the Company is reporting its financial performance based on two new reportable segments consisting of the OEM Segment and the Aftermarket Segment.

The Company previously had two reportable segments, the recreational vehicle products segment (the “RV Segment”) and the manufactured housing products segment (the “MH Segment”). The Company has recently increased its focus on the significant opportunities in the aftermarket for its products, primarily sales to retail dealers, wholesale distributors and service centers. Additionally, over the past several years, sales of components for manufactured homes have become a smaller part of the Company’s business, largely due to the growth the Company has experienced with respect to its components sold to customers for traditional recreational vehicles as well as the expanded use of its components in other non-RV applications, which we refer to as adjacent industries. Unit growth for MH Segment products has also been lower over the last decade, primarily due to the current real estate, credit and economic environment, including the availability of site built homes at stable prices and high interest rate spreads between conventional mortgages for site-built homes and loans for manufactured homes. In response to these changes in the Company’s business, subsequent to March 31, 2016, the Company modified its internal reporting structure, reflecting a change in how its chief operating decision maker (“CODM”) assesses the performance of the Company’s operating results and make decisions about resource allocations. The Company’s new reportable segments are the OEM Segment and the Aftermarket Segment and such segments were reported in the Company’s most recent Quarterly Report of Form 10-Q for the period ended June 30, 2016. As such, the periods ended June 30, 2016 and 2015 are not recast below, but instead provided for comparison purposes only.

The Company is filing this Form 8-K to recast our segment financial information for each of the quarterly periods through June 30, 2016 and each of the quarterly periods for the years ended December 31, 2015 and 2014, to reflect the changes in segment reporting as described above. The recasting of previously issued financial information does not represent a restatement of previously issued financial statements and does not affect our reported net income, earnings per share, total assets, or stockholders’ equity for any of the previously reported periods.

Unaudited information relating to segments follows for the:

	Three Months Ended
	March 31,	June 30,
	2016	2016
(In thousands)
Net sales:
OEM:
RV:
Travel trailers and fifth-wheels	$283,369	$289,686
Motorhomes	28,523	27,866
Adjacent industries	80,761	89,364
Total OEM net sales	392,653	406,916
Aftermarket:
Total Aftermarket net sales	30,145	33,915
Total net sales	$422,798	$440,831
Operating profit:
OEM	$50,651	$54,402
Aftermarket	5,077	4,986
Total operating profit	$55,728	$59,388

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
(In thousands)
Net sales:
OEM:
RV:
Travel trailers and fifth-wheels	$260,357	$245,707	$216,093	$216,630	$938,787
Motorhomes	21,647	18,899	23,539	22,428	86,513
Adjacent industries	58,415	71,694	75,581	69,070	274,760
Total OEM net sales	340,419	336,300	315,213	308,128	1,300,060
Aftermarket:
Total Aftermarket net sales	21,038	25,785	30,083	26,100	103,006
Total net sales	$361,457	$362,085	$345,296	$334,228	$1,403,066
Operating profit:
OEM	$29,286	$29,917	$22,468	$23,553	$105,224
Aftermarket	2,552	3,717	4,703	3,774	14,746
Total segment operating profit	31,838	33,634	27,171	27,327	119,970
Severance	—	—	(1,219)	(2,497)	(3,716)
Total operating profit	$31,838	$33,634	$25,952	$24,830	$116,254

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2014	2014	2014	2014	2014
(In thousands)
Net sales:
OEM:
RV:
Travel trailers and fifth-wheels	$212,130	$235,286	$196,213	$197,868	$841,497
Motorhomes	14,384	15,673	21,607	18,668	70,332
Adjacent industries	48,302	57,451	56,759	52,685	215,197
Total OEM net sales	274,816	308,410	274,579	269,221	1,127,026
Aftermarket:
Total Aftermarket net sales	10,561	13,373	19,692	20,130	63,756
Total net sales	$285,377	$321,783	$294,271	$289,351	$1,190,782
Operating profit:
OEM	$24,391	$29,052	$20,070	$15,231	$88,744
Aftermarket	1,655	2,051	3,001	1,990	8,697
Total segment operating profit	26,046	31,103	23,071	17,221	97,441
Sale of extrusion assets	—	(1,954)	—	—	(1,954)
Total operating profit	$26,046	$29,149	$23,071	$17,221	$95,487

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED
(Registrant)

By: /s/ David M. Smith David M. Smith Chief Financial Officer

Dated: August 23, 2016

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